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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       to
                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           FIRST AVENUE NETWORKS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                  Delaware                                       52-1869023
----------------------------------------------               -------------------
(State or Other Jurisdiction of Incorporation)                  (IRS Employer
                                                             Identification No.)


          230 Court Square, Suite 202, Charlottesville, Virginia 22902
          ------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


If this Form relates to the                   If this Form relates to the
registration of a class of securities         registration of a class of
pursuant to Section 12(b) of the              securities pursuant to Section
Exchange Act and is effective pursuant        12(g) of the Exchange Act and is
to General Instruction A.(c), please          effective pursuant to General
check the following box. [ ]                  Instruction A.(d), please check
                                              the following box. [X]



Securities Act registration statement file number to which this form relates:
        ---------------
        (if applicable)


Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each                    Name of Each Exchange on Which Each
   Class to be so Registered                   Class is to be Registered
-------------------------------        -----------------------------------------

               N/A                                       N/A


Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, par value $0.001 per share
            ---------------------------------------------------------
                                (Title of class)

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Item 1. Description of Registrant's Securities to be Registered.

Overview

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share. The following description summarizes the material features of our capital stock and some provisions of Delaware corporate law that apply to us. For greater detail about our capital stock, please refer to our certificate of incorporation and our bylaws, which we have filed with the Securities and Exchange Commission and are incorporated by reference into this Registration Statement.

Common Stock

     Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the stockholders' meeting. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by the board of directors. However, certain of our other financial arrangements restrict our ability to pay dividends, and as of December 31, 2001, prohibit dividends or other distributions. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntarily or involuntarily, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are fully paid and non assessable. The rights, powers, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

     We are not currently authorized to designate or issue any series of preferred stock.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, By-Laws and Delaware Law

     Provisions of our amended and restated certificate of incorporation and by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that some stockholders might consider in their best interest, including those attempts that might result in a premium over the market price for shares held by stockholders.

Special Meeting of Stockholders

     Our amended and restated by-laws provide that special meetings of our stockholders may be called at any time by the chairman of the board, the chief executive officer (or if there is no chief executive officer, the president), or by vote of a majority of the board of directors, and shall be called by the secretary at the written request of the holders of a majority of the outstanding capital stock of the Company entitled to vote.

Advance Notice Requirements for Stockholder Proposals and Directors' Nominations

     Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual or special meeting


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of stockholders must provide timely notice of their intent to do so in writing.
To be timely, a stockholder's notice relating to an annual meeting of stockholders must be received at our principal executive offices not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting of stockholders. If an annual meeting is called for a date that is not within 30 days before or after the anniversary date, to be timely, notice from the stockholder must be received no later than the tenth day following the date on which notice of the annual meeting was mailed to stockholders or made public, whichever occurred earlier. A stockholder's notice relating to the election of directors at a special meeting of stockholders must be received not later than the tenth day following the date on which the notice of the special meeting was mailed to stockholders or made public, whichever occurred earlier. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

Authorized But Unissued Shares

     The authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Indemnification of Directors and Officers and Limitation of Director Liability

     Our amended and restated certificate of incorporation contains provisions that eliminate the personal liability of our directors to the fullest extent permitted by the Delaware General Corporate Law for monetary damages resulting from breaches of their fiduciary duty. The certificate of incorporation also contains provisions requiring the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporate Law against liabilities which arise out of their service as director of officer. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Section 203 of the Delaware General Corporation Law

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the other party became an interested stockholder, unless the stockholder attained such status with the approval of its board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally a person who, together with affiliates and associates, owns, or owned within the past three years, 15% or more of the corporation's voting stock.

Item 2. Exhibits.

     The following exhibits are filed as a part of the Registration Statement:

     3.1*   Amended and Restated Certificate of Incorporation of the Registrant.
     3.2*   Restated By-Laws of the Registrant.
     4.1*   Specimen of Common Stock Certificate.

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*    Previously filed with the Company's Annual Report on Form 10-K, dated
     February 28, 2002 and incorporated by reference herein.


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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        FIRST AVENUE NETWORKS, INC.



Date:  February 28, 2002                By:     /s/ Thomas M. Walker
                                                --------------------------------
                                        Name:   Thomas M. Walker
                                        Title:   Vice President, General Counsel
                                                   and Secretary

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